EXHIBIT 10.2

COVENANT TEST AMENDMENT

To:	LIVANOVA PLC a company incorporated in England and Wales with registration number 09451374 (the “Company”)

From:	BARCLAYS BANK PLC as Agent

Date: 23 April 2020
Dear Sirs/Madams
LIVANOVA PLC ‑ AMENDMENT LETTER

1.	BACKGROUND

(a)
We refer to a facility agreement dated 26 March 2019 and made between (1) LivaNova plc as Company, (2) Bank of America Merrill Lynch International DAC, Barclays Bank plc, BNP Paribas, London Branch and Intesa Sanpaolo S.P.A. as Arranger, Bookrunners and Original Lenders, (3) Bank of America Merrill Lynch International DAC as Documentation Agent and Co-ordinator and (4) Barclays Bank plc as Agent (as amended from time to time, the “Facility Agreement”).

(b)	This Letter is supplemental to and amends the Facility Agreement.

(c)
The Company has requested that the Finance Parties agree to certain amendments to the Facility Agreement. Pursuant to clause 33 (Amendments and Waivers) of the Facility Agreement, the Majority Lenders have consented to the amendments contemplated by this Letter. Accordingly, the Agent is authorised to execute this Letter on behalf of the Finance Parties.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions
In this Letter terms defined in, or construed for the purposes of, the Facility Agreement have the same meanings when used in this Letter (unless the same are otherwise defined in this Letter):
“Amended Facility Agreement” means the Facility Agreement as amended pursuant to paragraph 3.1 (Amendments) of this Letter; and
“Effective Date” means the date of your acknowledgment of this Letter.

2.2	Paragraphs

(a)	In this Letter, any reference to a “paragraph” or “schedule” is, unless the context otherwise requires, a reference to a paragraph or schedule of this Letter.

(b)	Paragraph and schedule headings are for ease of reference only.

2.3	Continuing obligations

Subject to the provisions of this Letter:

(a)	the Facility Agreement and all the other Finance Documents shall remain in full force and effect;

(b)	as from the Effective Date, the Facility Agreement shall be read and construed as one document with this Letter; and

(c)
nothing in this Letter shall constitute or be construed as a waiver (save as specifically and expressly waived under paragraph 3 of this Letter) or release of any right or remedy of a Finance Party under the Finance Documents, nor otherwise prejudice any right or remedy of a Finance Party under the Facility Agreement or any other Finance Document.

3.	AMENDMENTS, CONFIRMATIONS AND FURTHER ASSURANCE

3.1	Amendments
With effect from the Effective Date, the Facility Agreement shall be amended in accordance with schedule 1 (Amendment) to this Letter.

3.2	Further assurance
The Company shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

3.3	Consent and waiver
The Company hereby confirms that the Compliance Certificate dated 10 September 2019, supplied to the Agent in respect of the first half of the Company’s 2019 financial year, set out computations as to compliance with Clause 19.1(b) (Financial Covenants) in accordance with the Amended Facilities Agreement.
The Company requests that, and the Agent on behalf of and acting on the instructions of the Majority Lenders confirms that, where a Compliance Certificate has been provided prior to the Effective Date and contains computations as to compliance with Clause 19.1(b) (Financial Covenants) in accordance with the Amended Facilities Agreement, any Event of Default arising under Clause 21.3 (Other obligations) or Clause 21.4 (Misrepresentation) in respect of such computation shall be waived and no replacement Compliance Certificate shall be required as a result of the calculation being conducted in accordance with the Amended Facilities Agreement.

4.	REPRESENTATIONS AND RELIANCE

4.1	Representations
The Company makes the Repeating Representations (as defined in the Amended Facility Agreement) in relation to itself and, where relevant, each of its Subsidiaries on the Effective Date, by reference to the facts and circumstances existing at that date and assuming, in respect of paragraph (a) of Clause 17.11 (No default), the waivers set out in paragraph 3.3 of this Letter have been granted.

4.2	Reliance
The Company acknowledges that the Finance Parties have entered into this Letter in full reliance on the representations and warranties made by it in the terms stated in this paragraph 4.

5.	COSTS AND EXPENSES
In accordance with clause 16.2 (Amendments Costs) of the Facility Agreement, the Company shall within three Business Days of demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to the Company’s request and in connection with the negotiation, preparation, printing and execution of this Letter and any other documents referred to in this Letter.

6.	MISCELLANEOUS

6.1	Counterparts
This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

6.2	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person (other than a Finance Party) who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Letter.

(b)	Subject to clause 33 (Amendments and Waivers) of the Facility Agreement, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

6.3	Finance Document
The Agent and the Company agree that this Letter is a Finance Document.

6.4	Governing law
This Letter and any non‑contractual obligations arising out of or in connection with it shall be governed by English law.
Please confirm your agreement to the above by signing and returning the enclosed copy of this Letter.
Yours faithfully

/s/ Paolo Montagna
For and on behalf of
BARCLAYS BANK PLC as Agent

SCHEDULE 1: AMENDMENT

The Facility Agreement will be amended as follows:
The definition of “Test Period” in Clause 19.3 (Definitions) of the Facility Agreement shall be deleted and replaced with the following:
“Test Period” shall mean for the purposes of Clause 19.1(a) and Clause 19.1(b), each period of twelve months ending on an Accounting Date.

[ON COPY]
To:    BARCLAYS BANK PLC as Agent
We acknowledge, agree and accept the above terms:
/s/ Thad Huston
For and on behalf of
LIVANOVA PLC

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